EXHIBIT 10.1

EXECUTION VERSION

JOINDER AND FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

JOINDER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of February 26, 2016 among:

KIRKLAND’S STORES, INC., a Tennessee corporation (the “Lead Borrower”);

The other Borrowers party thereto (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”);

The Guarantors party hereto;

the Lenders party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, certain of the Lenders and the Agent, among others, have entered into a certain Amended and Restated Credit Agreement dated as of August 19, 2011 (the “Credit Agreement”);

WHEREAS, Pinnacle Bank (the “New Lender”) desires to join the Credit Agreement as a Lender; and

WHEREAS, the parties to the Credit Agreement desire to modify certain provisions of the Credit Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.	Joinder and Assumption of Obligations. The New Lender hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and each of the other Loan Documents, and hereby:

a.	joins in the execution of, and becomes a party to, the Credit Agreement and the other Loan Documents (as applicable) as a Lender;

b.	is bound by all agreements and obligations, and has all of the rights and benefits, of a Lender under the Credit Agreement and the other Loan Documents to which the Lenders are party, in each case, with the same force and effect as if the New Lender was a signatory to the Credit Agreement and such other Loan Documents and was expressly named as a Lender therein; and

c.	assumes and performs all duties of a Lender under the Credit Agreement and the other Loan Documents (as applicable).

3.	Representations and Warranties. Each of the Loan Parties hereby represents and warrants that as of the First Amendment Effective Date, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects.

4.	Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect.

5.	Amendments to Credit Agreement.

a.	Section 1.01 of the Credit Agreement is hereby amended as follows:

i.	by deleting the definition of “Accelerated Borrowing Base Delivery Event” in its entirety and substituting the following in its stead:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to $12,500,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded $12,500,000 for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that an Accelerated Borrowing Base Delivery Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive days) at all times during any Fiscal Year after an Accelerated Borrowing Base Delivery Event has occurred and been discontinued on two (2) occasions in such Fiscal Year. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

ii.	by deleting the definition of “Aggregate Commitments” in its entirety and substituting the following in its stead:

“Aggregate Commitments” means the Commitments of all the Lenders. As of the First Amendment Effective Date, the Aggregate Commitments are $75,000,000.

iii.	by deleting the pricing grid set forth in the definition of “Applicable Margin” in its entirety and substituting the following in its stead:

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin

I	Greater than $30,000,000	1.25%	0.25%

II	Equal to or less than $30,000,000 but greater than $15,000,000	1.50%	0.50%

III	Equal to or less than $15,000,000	1.75%	0.75%

iv.	by deleting the definition of “Cash Dominion Event” in its entirety and substituting the following in its stead:

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers at any time to maintain Availability of at least the greater of (x) 15% of the Loan Cap or (y) $10,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 15% of the Loan Cap or (y) $10,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive days) at all times during any Fiscal Year after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in such Fiscal Year. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

v.	by deleting the definition of “Commitment Fee Percentage” in its entirety and substituting the following in its stead:

“Commitment Fee Percentage” means 0.25% per annum.

vi.	by deleting the definition of “Consolidated Fixed Charge Coverage Ratio” in its entirety and substituting the following in its stead:

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) Debt Service Charges for such period, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

vii.	by deleting “$5,000,000” wherever it appears in the definition of “Covenant Compliance Event” and substituting “$7,500,000” in its stead

viii.	by deleting the definition of “Defaulting Lender” in its entirety and substituting the following in its stead:

“Defaulting Lender” means, subject to Section 9.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Lead Borrower, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

ix.	by deleting the definition of “LIBOR Rate” in its entirety and substituting the following in its stead:

“LIBOR Rate” means the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

x.	by deleting the definition of “Maturity Date” in its entirety and substituting the following in its stead:

“Maturity Date” means February 26, 2021.

xi.	by adding “provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party” at the end of the definition of “Obligations”.

xii.	by deleting clause (c) of “Permitted Encumbrances” in its entirety and substituting the following in its stead:

“(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment and other types of insurance and other social security laws or regulations, other than any Lien imposed by ERISA;”

xiii.	by deleting “or Deteriorating Lender” where it appears in the definition of “Required Lenders”.

xiv.	by deleting “$5,000,000” in clause (a) of the definition of “Swing Line Sublimit” and substituting “$10,000,000” in its stead.

xv.	by deleting the definition of “Payment Conditions” in its entirety and substituting the following in its stead:

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) after giving pro forma effect to such transaction or payment, either (x) (i) the projected Availability as of the end of each Fiscal Month during any subsequent projected six (6) Fiscal Months will be equal to or greater than the greater of (A) 20% of the Loan Cap and (B) $15,000,000, and (ii) the Consolidated Fixed Charge Coverage Ratio, as projected on a pro-forma basis for the twelve months immediately preceding such transaction or payment, will be equal to or greater than 1.0:1.0, or (y) the projected Availability as of the end of each Fiscal Month during any subsequent projected six (6) Fiscal Months will be equal to or greater than 30% of the Loan Cap. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

xvi.	by deleting the definitions of “Deteriorating Lender”, “Pro Forma Availability Condition” and “Pro Forma Excess Availability” in their entirety.

xvii.	by adding the following new definitions in appropriate alphabetical order:

“Additional Commitment Lender” has the meaning set forth in Section 2.15(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.25 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“First Amendment Effective Date” means February 26, 2016.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Increase Effective Date” has the meaning set forth in Section 2.15(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“RP Conditions” means, at the time of determination with respect to any applicable Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, and (b) after giving pro forma effect to such Restricted Payment, either (x) (i) the projected Availability as of the end of each Fiscal Month during any subsequent projected six (6) Fiscal Months will be equal to or greater than the greater of (A) 20% of the Loan Cap and (B) $15,000,000, and (ii) the Consolidated Fixed Charge Coverage Ratio, as projected on a pro-forma basis for the twelve months immediately preceding such transaction or payment, will be equal to or greater than 1.1:1.0, or (y) the projected Availability as of the end of each Fiscal Month during any subsequent projected six (6) Fiscal Months will be equal to or greater than 30% of the Loan Cap. Prior to undertaking any Restricted Payment which is subject to the RP Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.25).

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

b.	Article II of the Credit Agreement is hereby amended as follows:

i.	by deleting “or Deteriorating Lender” where it appears in Section 2.03(a)(iii)(E) and Section 2.04(a).

ii.	by adding the following new Section 2.15 at the end thereof:
	“2.15	Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $25,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Lead Borrower may make a maximum of three such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender, to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder (each such Lender, an “Additional Commitment Lender”) and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.”

c.	Section 6.01(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) (i) as soon as available, but in any event within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(ii) at any time that Availability is less than forty (40%) percent of the Loan Cap, then as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each Fiscal Year of the Parent (unless such month is the last month of a Fiscal Quarter, and then within 45 days after the end of such month), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.”

d.	Section 6.02(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) so long as no Loans are outstanding hereunder, on the fifteenth (15th) day of each Fiscal Quarter (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Quarter, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that Loans are outstanding hereunder, such Borrowing Base Certificate shall be delivered on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) as of the close of business as of the last day of the immediately preceding Fiscal Month; provided further that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday.”

e.	Sections 6.10(b) and (c) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:

“(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows; provided that, except as set forth in the last sentence of this clause (b), at any times that there are no Loans outstanding hereunder, the Agent shall not undertake any commercial finance examinations. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals with respect to (i) up to one (1) commercial finance examination in any twelve month period if any Loans are outstanding hereunder during such period and Availability is equal to or greater than the 40% of the Loan Cap, and (ii) up to two (2) commercial finance examinations in any twelve month period if any Loans are outstanding hereunder during such period and Availability is less than 40% of the Loan Cap. Notwithstanding the foregoing, the Agent (x) shall cause one additional commercial finance examination to be undertaken at the Loan Parties’ expense within one hundred and twenty (120) days following the First Amendment Effective Date, and (y) may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base; provided that, except as set forth in the last sentence of this clause (c), at any times that there are no Loans outstanding hereunder, the Agent shall not undertake any appraisals. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals with respect to (i) up to one (1) appraisal in any twelve month period if any Loans are outstanding hereunder during such period and Availability is equal to or greater than the 40% of the Loan Cap, and (ii) up to two (2) appraisals in any twelve month period if any Loans are outstanding hereunder during such period and Availability is less than the 40% of the Loan Cap. Notwithstanding the foregoing, the Agent (x) shall cause one appraisal to be undertaken at the Loan Parties’ expense within one hundred and twenty (120) days following the First Amendment Effective Date, and (y) may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

f.	Sections 7.06(c) and (d) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:

“(c) if (i) (x) no Loans have been outstanding for the six (6) month period immediately preceding such payment, (y) no Loans are projected to be borrowed by the Borrowers pursuant to the projections delivered by the Loan Parties pursuant to 6.01(c) hereof for the six (6) month period immediately following such payment, and (z) the Parent uses cash on hand to make such payment, or (ii) the RP Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it; and

(d) if (i) (x) no Loans have been outstanding for the six (6) month period immediately preceding such payment, (y) no Loans are projected to be borrowed by the Borrowers pursuant to the projections delivered by the Loan Parties pursuant to 6.01(c) hereof for the six (6) month period immediately following such payment, and (z) the Parent uses cash on hand to make such payment, or (ii) the RP Conditions are satisfied, the Parent may declare or pay cash dividends to its stockholders.”

g.	Section 7.15 of the Credit Agreement is hereby amended by deleting “1.1:1.0” in the last line thereof and by substituting “1.0:1.0” in its stead.

h.	Section 9.16 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“9.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 9.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Lead Borrower, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 9.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.”

i.	Article X of the Credit Agreement is hereby amended as follows:

i.	by deleting “Deteriorating Lender or” where it appears in Sections 10.01 and 10.13 of the Credit Agreement.

ii.	by adding the following new Section 10.25 at the end thereof:

“10.25 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.”

6.	Amendments to Exhibits and Schedules. Exhibit D (Compliance Certificate) to the Credit Agreement and Schedules 2.01 (Commitments and Applicable Percentages) and 6.02 (Financial Reporting) to the Credit Agreement are each hereby deleted in their entirety and the Exhibits and Schedules attached hereto are substituted in their stead.

7.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Lenders. The Agent shall have received a fully executed original or pdf copy hereof.

b.	The Agent shall have received an updated Information Certificate and such lien searches and other diligence as the Agent shall reasonably request.

c.	All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

d.	The Borrowers shall have paid the fees to the Agent and the Lenders set forth in the Fee Letter dated as of the First Amendment Effective Date.

e.	There shall not have occurred since January 31, 2015 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

f.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

8.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

9.	Expenses. The Borrowers shall reimburse the Agent for all reasonable out-of-pocket costs and expenses of the Agent, including, reasonable attorneys’ fees of one primary counsel and, if necessary, local counsel, in connection with or relating to this Amendment.

10.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.

11.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

BORROWERS:

KIRKLAND’S STORES, INC., as Lead Borrower and as a Borrower

By: Name: Title:	/s/ Adam Holland Adam Holland VP and CFO

KIRKLANDS.COM, LLC, as a Borrower

By: Name: Title:	/s/ Adam Holland Adam Holland VP and CFO

KIRKLAND’S TEXAS, LLC, as a Borrower

By: Name: Title:	/s/ Adam Holland Adam Holland VP and CFO

GUARANTORS:

KIRKLAND’S INC., as Parent and as a Guarantor

By: Name: Title:	/s/ Adam Holland Adam Holland VP and CFO

KIRKLAND’S DC, INC., as a Guarantor

By: Name: Title:	/s/ Adam Holland Adam Holland VP and CFO

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent and as a Lender

By: Name: Title:	/s/ Christine M. Scott Christine M. Scott SVP-Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: Name: Title:	/s/ Robert C. Chakarian Robert C. Chakarian Vice President

PINNACLE BANK, as a Lender

By: Name: Title:	/s/ William H. Diehl William H. Diehl Senior Vice President

SCHEDULE 2.01 TO CREDIT AGREEMENT

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$32,500,000.00	43.333333333%

Wells Fargo Bank, National Association	$32,500,000.00	43.333333333%

Pinnacle Bank	$10,000,000.00	13.333333334%

TOTAL	$75,000,000.00	100.000000000%

SCHEDULE 6.02 TO CREDIT AGREEMENT

Financial Reporting Requirements

15 days after Fiscal Quarter End1

Borrowing Base Certificate
Inventory Certificate (Bank of America Form)
Stock Ledger (by Department & Store)
Gift Certificate Liability Aging

45 days after Fiscal Quarter End

Compliance Certificate
Store Activity Report (Bank of America Form)
Inventory Reconciliation (Bank of America Form)
Gross Margin Reconciliation (Bank of America Form)
Top Ten Vendor Concentration
Quarterly Financial Statements and 10-Q

30 days after Fiscal Month End2

Compliance Certificate3
Store Activity Report (Bank of America Form)
Inventory Reconciliation (Bank of America Form)
Gross Margin Reconciliation (Bank of America Form)
Top Ten Vendor Concentration
Monthly Financial Statements4

90 days after Fiscal Year End

Compliance Certificate
Audited Annual Financial Statements and 10-K

30 days after Fiscal Year End

Business Plan

[1]	Unless (i) any Loans are outstanding, in which event on the 15th day of each Fiscal Month (or if such date is not a Business Day, then the next succeeding Business Day) as of the close of business as of the last day of the immediately preceding Fiscal Month, or (ii) an Accelerated Borrowing Base Delivery Event has occurred and is continuing, in which event on the Wednesday of each week (or if such day is not a Business Day, then the next succeeding Business Day) as of the close of business on the immediately preceding Saturday.

[2]	Only if Availability is less than forty percent (40%) of the Loan Cap.

[3]	Unless with respect to monthly financial statements for the last month of a Fiscal Quarter, in which event within 45 days after such month end.

[4]	See Note 3.